Exhibit 99.01

ACM Research Announces a 3-for-1 Stock Split Effected in Form of a Stock Dividend

Fremont, Calif. – March 3, 2022 – ACM Research, Inc. (ACM) (NASDAQ: ACMR), a leading supplier of wafer processing solutions for semiconductor and advanced wafer-level packaging applications, today announced that its board of directors has approved and declared a 3-for-1 stock split of ACM’s Class A common stock and Class B common stock in the form of a stock dividend. Each stockholder of record at the close of business on March 16, 2022, will receive a dividend of two additional shares of Class A common stock for each then-held share of Class A common stock and two additional shares of Class B common stock for each then-held share of Class B common stock, which will be distributed after the close of trading on March 23, 2022. ACM’s Class A common stock will begin trading on a stock split-adjusted basis on March 24, 2022.

“We are implementing this stock split to make stock ownership more accessible to employees and investors.  We are confident in our ability to fulfill our mission to become a leading global player in the semiconductor equipment industry,” said ACM’s President and Chief Executive Officer Dr. David Wang.

About ACM Research, Inc.
ACM develops, manufactures, and sells semiconductor process equipment for single-wafer or batch wet cleaning, electroplating, stress-free polishing and thermal processes, which are critical to advanced semiconductor device manufacturing and wafer-level packaging. ACM is committed to delivering customized, high-performance, cost-effective process solutions that semiconductor manufacturers can use in numerous manufacturing steps to improve productivity and product yield. For more information, visit www.acmrcsh.com.

Forward-Looking Statements

The statements in this press release with respect to the expected timing and impact of the stock dividend are not historical facts and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements, which are expectations only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. ACM undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in its expectations regarding these forward-looking statements or the occurrence of unanticipated events.

© ACM Research, Inc. The ACM Research logo is a trademark of ACM Research, Inc. For convenience, this trademark appears in this press release without a ™ symbol, but that practice does not mean that ACM will not assert, to the fullest extent under applicable law, its rights to such trademark.

#  #  #

For investor and media inquiries, please contact:

In the United States:	The Blueshirt Group
Yujia Zhai
+1 (860) 214-0809
yujia@blueshirtgroup.com

In China:	The Blueshirt Group Asia
Gary Dvorchak, CFA
+86 (138) 1079-1480
gary@blueshirtgroup.com